RIG SALE, PURCHASE AND UTILIZATION AGREEMENT


1. THE PARTIES
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1.1  HEMLEY EXPLORATION PTY LTD., a company registered in Australia under No.
ACN 073039059 and a wholly owned subsidiary of Mason Oil Company, Inc. with its principal place of business at Suite 3 BCH House, 174 Greenhill Road, Parkside 5063, South Australia ("Hemley").

1.2 MASON OIL COMPANY, INC., a Utah corporation with its principal place of business at P.O. Box 1566, Sarasota. Florida ("Mason" and sometimes collectively with Hemley, the "Buyers").
TD INTERNATIONAL S.A., a company registered in Panama, with its principal place of business at 35, Gul Crescent, Singapore 629544 ("TDI").

2. RECITALS
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2.1  TDI owns an oil and gas drilling rig and related equipment, and possesses expertise in the operation of oil and gas drilling rigs.

2.2 Hemley desires to acquire an interest in such rig and equipment and to retain TDI to provide supervisory and other services with respect to the operation of the such rig and equipment, and TDI desires to sell an interest in such rig and equipment and to provide supervisory and other services with respect to operation of such rig and equipment, in each case on the terms and conditions set forth herein.

3.  PURCHASE AND SALE
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3.1  Subject to the terms and conditions set forth in this Rig Sale, Purchase and Utilization Agreement (this "Agreement"), effective as of the Closing, TDI is selling, transferring, conveying, assigning and delivering to Hemley, and Hemley is purchasing, an undivided 50% of TDI's right, title and interest in and to a Franks Cabot 1000hp drilling rig and all equipment associated therewith, all as more particularly described on Part I of Exhibit A hereto (the "Rig"), together with a corresponding interest in and to all warranties of manufacturers and suppliers of the Rig and all service contracts relating to the Rig as more particularly described on Part II of Exhibit A (the "Contracts").

3.2 The purchase price for the undivided 50% of TDI's interest in the Rig shall be USD905,000 (the "Purchase Price"), payable to TDI on the Closing Date as follows:

i. USD300,000 (the "Cash Payment") payable by Hemley's cashier's check or wire transfer of immediately available funds to TDI's account no. 206-003479-179 at the Hong Kong & Shanghai Bank in Singapore 618743.

ii. The issuance and sale to TDI of 806,667 of shares of Mason's common stock (the "Shares").

4.  THE CLOSING
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4.1  The closing of the transactions contemplated by this Agreement are taking place at a closing (the "Closing") being held at the offices of TDI at 35, Gul Crescent, Singapore 629544, or at such other place as TDI and Buyers may agree, on the date of execution of this Agreement (the "Closing Date").

4.2 At the Closing, TDI and Buyers are delivering the following payments, documents and instruments:

i. Hemley shall deliver its cashier's check or wire transfer of immediately available funds in the amount of the Cash Payment to the account of TDI.

ii. Mason shall deliver to TDI a certificate or certificates representing the Shares, duly issued in the name of TDI.

iii. TDI shall deliver to Hemley a Bill of Sale in the form of Exhibit B hereto, duly executed by TDI, and such other certificates of title and other instruments as shall be necessary to vest an undivided 50% of TDI's right, title and interest in and to the Rig in Hemley.

iv. TDI shall deliver to Hemley all warranty documents and service contracts as described in Section 3.1.

v. TDI and Buyers shall deliver the documents and instruments, if any, as reflected on and in accordance with Exhibit C hereto.

5.  BUYERS' REPRESENTATIONS AND WARRANTIES TO TDI
---------------------------------------------

5.1 Hemley is a company duly organized, validly existing and in good standing under the laws of Australia, and Mason is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah, and each Buyer has all requisite power and authority to conduct its business as it is now being conducted. Each Buyer has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of each Buyer. This Agreement has been duly and validly executed and delivered by each Buyer and constitutes a legal, valid and binding obligation of each Buyer enforceable against it in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization and other similar laws affecting creditor's rights generally or by principles governing the availability of equitable remedies.

5.2 Except as disclosed on Schedule 5.2, no consent or approval of, or filing with, any governmental authority or other person is required to be obtained or made in connection with the execution, delivery or performance of this Agreement by Buyers. Neither the execution or delivery of this Agreement by Buyers, nor the performance by Buyers of their obligations under this Agreement and consummation by Buyers of the transactions contemplated hereby, does or will (with the passage of time or the giving of notice or both): conflict with or result in a breach or violation of, or constitute a default under, or result in (or create in any party the right to cause) the acceleration of any performance or increase any payment or other obligation required by, or the termination, suspension, modification or impairment of, or result in the loss, revocation, impairment, suspension or forfeiture of any rights or privileges under (a) any note, bond, mortgage, deed of trust, license, lease, contract, commitment, agreement or arrangement ("Contract") to which either Buyer or any affiliate of Buyers is a party or by which any of their respective properties or assets are bound, (b) the Certificate of Incorporation and Bylaws or comparable governing instruments of each Buyer and its affiliates, or (c) any judgment, injunction, writ, proceeding, order or decree ("Judgment") to or by which either Buyer or its assets and properties are subject or bound, or any applicable legal requirements, other than any conflicts, breaches, violations, defaults, rights, accelerations, increases, terminations, suspensions, modifications, impairments, losses, revocations, or forfeitures that would not have a material adverse effect on the business, assets, properties, liabilities (including contingent liabilities), results of operations or financial condition (such effect referred to herein as a "Material Adverse Effect") of either Buyer.

5.3 The issuance of the Shares to TDI hereunder has been duly and validly authorized by all necessary corporate action. No further approval or authorization of the stockholders or directors of Mason, of any governmental body or of any other person is required for the issuance and sale of the Shares in accordance with the terms of this Agreement, except for any federal and state securities laws filings required to be filed within 45 days of the sale of the Shares hereunder. Upon delivery to TDI of the share certificates for the consideration provided herein, TDI will be vested with full right and title to the Shares, and all incidents of ownership thereof, free and clear of all liens, burdens and encumbrances.

5.4 Except as set forth in Schedule 5.4, to the knowledge of Mason, there is no suit, action or proceeding pending or threatened against or affecting either Buyer which would have a Material Adverse Effect, nor is there any Judgment outstanding against either Buyer which would have a Material Adverse Effect.
To the knowledge of Mason, each of the Buyers has complied in all material respects with all applicable legal requirements in respect of the conduct of its business and the ownership, lease or possession of its assets and properties, including without limitation all legal requirements relating to pollution or protection of the environment, except for possible non-compliance which would not have a Material Adverse Effect.

6.  TDI's REPRESENTATIONS, WARRANTIES AND AGREEMENTS TO BUYERS
----------------------------------------------------------

6.1 TDI is a corporation duly organized, validly existing and in good standing under the laws of Panama. TDI has all requisite power and authority to conduct its business as it is now being conducted. TDI has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of TDI. This Agreement has been duly and validly executed and delivered by TDI and constitutes a legal, valid and binding obligation of TDI enforceable against it in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization and other similar laws affecting creditor's rights generally or by principles governing the availability of equitable remedies.

6.2 Except as disclosed on Schedule 6.2, no consent or approval of, or filing with, any governmental authority or other person is required to be obtained or made in connection with the execution, delivery or performance of this Agreement by TDI. Neither the execution or delivery of this Agreement by TDI, nor performance by TDI of its obligations under this Agreement and consummation by TDI of the transactions contemplated hereby, does or will (with the passage of time or giving of notice or both): conflict with or result in a breach or violation of, or constitute a default under, or result in (or create in any party the right to cause) the acceleration of any performance or increase any payment or other obligation required by, or the termination, suspension, modification or impairment of, or result in the loss, revocation, impairment, suspension or forfeiture of any rights or privileges under (a) any Contract to which TDI or any affiliate of TDI is a party or by which any of their respective properties or assets are bound, (b) the Certificate of Incorporation and Bylaws or comparable governing instruments of TDI and its affiliates, or (c) any Judgment to or by which TDI or its assets and properties are subject or bound, or any applicable legal requirements, other than any conflicts, breaches, violations, defaults, rights, accelerations, increases, terminations, suspensions, modifications, impairments, losses, revocations or forfeitures that would not have a Material Adverse Effect on TDI.

6.3 Except as set forth on Schedule 6.3, to the knowledge of TDI, there is no suit, action or proceeding pending or threatened against or affecting TDI which would have a Material Adverse Effect, nor is there any Judgment outstanding against TDI which would have a Material Adverse Effect. To the knowledge of TDI, TDI has complied in all material respects with all applicable legal requirements in respect of the conduct of its business and the ownership, lease or possession of its assets and properties, including the Rig, including without limitation all legal requirements relating to pollution or protection of their environment, except for possible non-compliance which would not have a Material Adverse Effect.

6.4 TDI has good and marketable title to the Rig and the various pieces of equipment associated therewith, and hereby warrants and agrees to defend its title to the Rig and such equipment against all claims. TDI has the right to convey an interest in the Rig and equipment free and clear of all liens, burdens, mortgages, security interests, or other claims or encumbrances, except the lien for current taxes not yet due and payable.

6.5 The Rig and equipment associated therewith are in good mechanical condition and working order (ordinary wear and tear and normal depreciation excepted), and have been maintained, inspected, serviced, repaired and operated in accordance with generally accepted oilfield and engineering standards, and in accordance with their design specifications. None of the Rig or associated equipment have been damaged. The Rig and associated equipment are, and have been used and maintained, in full compliance with applicable legal requirements and are suitable in all respects for their intended purposes.
TDI has delivered to Hemley copies of all available maintenance, repair, reconditioning and replacement records, operating logs and current or expired drilling contracts relating to the Rig and associated equipment. TDI has not asserted any claims against the manufacturer or supplier of the Rig and associated equipment for breach of any warranty or representation relating to the Rig or associated equipment.

6.6 TDI has paid all taxes, fees and assessments levied or charged with respect to the Rig and associated equipment, has filed all reports and returns with all taxing authorities having jurisdiction over the Rig and associated equipment, and has provided Hemley with access to all reports, returns and other documents relating thereto.

6.7 TDI is an investor in securities of companies in Mason's industry and acknowledges that it is able to bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. TDI represents that it has not been organized for the purpose of acquiring the Shares.

6.8 TDI understands that the Shares are being acquired in a transaction exempt from, or not subject to, the registration requirements of the U.S. Securities Act of 1933, as amended (the "U.S. Securities Act"), on the basis that the offer and sale of the Shares is occurring outside of the United States, in accordance with the provisions of Regulation S promulgated pursuant to the U.S. Securities Act.

6.9 TDI is not a U.S. Person, as defined in Regulation S, and no offer of the Shares was made to TDI in the United States. At the time of the Closing, TDI will continue to be located outside of the United States. The Acquisition of the Shares has not been pre-arranged with a purchaser located in the United States or who is a U.S. Person, and is not part of a plan to evade the registration provisions of the U.S. Securities Act.

6.10 TDI understands and acknowledges that the Shares have not been and will not be registered under the U.S. Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, a U.S. Person except in compliance with any applicable registration or other requirements of the U.S. Securities Act.

6.11 TDI agrees that all offers and sales of the Shares prior to the expiration of the 40-day restricted period commencing from the Closing shall be made only in accordance with Rule 903 of Regulation S or pursuant to an exemption from the registration requirements of the U.S. Securities Act. TDI further agrees that no offers and sales of the Shares prior to the expiration of the 40-day restricted period will be made to a U.S. Person or for the account or benefit of a U.S. person (as defined in Regulation S).

6.12 All offering materials and documents used in connection with offers and sales of the Shares prior to the expiration of the 40-day restricted period shall include statements to the effect that the Shares have not been registered under the U.S. Securities Act and may not be offered or sold in the United States or to or for the account of U.S. persons unless the securities are registered under the U.S. Securities Act, or an exemption from the registration requirements of the U.S. Securities Act is available.

6.13 TDI agrees that in the event of any sale of Shares prior to the expiration of the 40-day restricted period, TDI will send a confirmation or notice to the purchaser in substantially the following form:
"The Shares have not been registered under the U.S. Securities Act of 1933
(the "U.S. Securities Act") and may not be offered or sold within the United States or to or for the account or benefit of U.S. Persons until 40 days after the Closing Date, except in accordance with Regulation S under the U.S. Securities Act or pursuant to an exemption from the registration requirements of the U.S. Securities Act."

6.14 TDI agrees that neither TDI, nor any of its affiliates, nor any person acting on behalf of TDI or any affiliate, will engage in any directed selling efforts with respect to the Shares in the United States. Directed Selling efforts are defined in Regulation S to mean any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the Shares being offered in reliance on Regulation S.

6.15 TDI acknowledges that the sale of the Shares is being made in reliance on Rule 903 of Regulation S under the U.S. Securities Act, and certifies that (i) TDI is not an affiliate of Mason, as defined in Rule 405 under the U.S. Securities Act, (ii) the acquisition of the Shares has not been pre-arranged with a buyer in the United States, (iii) neither TDI nor any affiliate of TDI nor any person acting on behalf of any such party has engaged in any directed selling efforts in the United States in connection with the offer and sale of the Shares, (iv) the sale is bona fide and not for the purpose of "washing off" the resale restrictions imposed because the securities are "restricted securities" (as such term is defined in Rule 144(a)(3) under the U.S. Securities Act, and (v) the acquisition of Shares is not a transaction action, or part of a series of transactions, which, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the U.S. Securities Act. TDI further acknowledges and understands that the during the 40-day restricted period referenced above, all certificates representing capitalized shares may be legended to reflect the restrictions on transfer applicable to such 40-day period.

6.16 TDI believes it has received all the information it considers necessary or appropriate for deciding whether to acquire the Shares. TDI further represents that it has had an opportunity to ask questions and receive answers from Mason regarding the terms and conditions of the Shares and the business, properties, prospects and financial condition of Mason.

6.17 TDI is an "accredited investor" within the meaning of Rule 501 promulgated under the U.S. Securities Act.

7.  CERTAIN COVENANTS AND AGREEMENTS
--------------------------------
7.1  TDI covenants and agrees with Buyers as follows:

i. On or before a date which is 45 business days after the Closing Date, TDI shall put the Rig into the configuration, and cause it to meet the specifications, outlined on Exhibit D hereto. Exhibit D also sets forth the parties' estimate of the costs of reconfiguring the Rig. In the event the actual costs incurred by TDI in reconfiguring the Rig in accordance with Exhibit D are more or less than the estimated costs, TDI shall so notify Buyers which notice shall be accompanied by reasonably detailed supporting documentation. The parties acknowledge that such estimated reconfiguration costs have been included in the Purchase Price and, in the event the actual reconfiguration costs exceed the estimated reconfiguration costs, Buyers shall reimburse TDI for the difference and, in the event the actual reconfiguration costs are less than the estimated reconfiguration costs, TDI shall reimburse Buyers for the difference. Such payments shall be made within 15 business days of Buyers' receipt of the notice referred to herein.

ii. TDI shall be responsible for Rig maintenance and shall ensure that the Rig is maintained in good condition and repair in accordance with its specifications and good oilfield practices, and in a condition sufficient to meet the requirements of any Drilling Contract (as defined below). All costs of such maintenance and repair, and all costs associated with mobilizing the Rig from the Bulalo 8, south of Manila, Philippines to the first drilling location, and daily operational costs associated with the Rig (except to the extent such mobilization and operational costs are incurred in connection with use of the Rig in connection with Hemley's exploration activities as provided in Section 7.4) shall be borne equally by TDI and Buyers and, within 15 business days of receipt of notice accompanied by reasonably detailed supporting documentation, Buyers shall reimburse TDI for 50% of the maintenance, repair, mobilization and daily operational costs actually incurred by TDI; provided however that,
(a) TDI may so reimburse itself out of proceeds received in connection with any Drilling Contract, (b) with the exception of reconfiguration costs specified in Section 7.1.1, TDI shall not incur any liability or make any single expenditure or series of related expenditures relating to the Rig under this Agreement in excess of USD25,000 without first obtaining the written approval of Hemley; and (c) Buyers shall have no maintenance or repair cost liability hereunder for defects or problems with the Rig arising prior to or existing on the Closing Date.

iii. Buyers appoint and retain TDI to manage and operate the Rig, and TDI accepts such appointment with full power and authority to manage and operate the Rig in accordance with the terms of this Agreement. TDI shall manage and operate the Rig in accordance with good oilfield practices, applicable legal requirements, applicable drilling or other contracts, with the same standard of care that it uses in the management and operation of similar oil and gas drilling rigs owned by it or its affiliates, and taking into account Buyer's
50% ownership of the Rig. TDI shall perform or cause to be performed, and shall take or cause to be taken, all actions necessary or appropriate to the management and operation of the Rig in accordance with this Agreement, including the actions described below:

(1)  reconfiguring the Rig in accordance with Section 7.1.1;

(2)  maintenance and repair of the Rig in accordance with Section 7.1.2;

(3) engage or terminate, and supervise and manage, such employees, contractors and subcontractors as may be necessary to maintain adequate Rig crews and operate the Rig;

(4) subject to Buyer's right of refusal set forth in Section 7.3, offer the Rig for use by third parties on a competitive, right of first refusal basis, with guaranteed availability, in correct configuration at current industry standard daily drilling rates, and to negotiate and enter into drilling contracts for utilization and operation of the Rig for the account of third parties on standard industry terms and conditions satisfactory to Buyers (each, a "Drilling Contract");

(5) coordinate the billing and collection from oil and gas operators who have contracted to use the Rig and to enforce the rights of TDI and Buyers as creditors under any Drilling Contract;

(6)  mobilization of the Rig;

(7) prepare and file all reports and filings (including any tax returns or filings) with respect to the operation of the Rig;

(8)  collect all fees and charges owed under drilling contracts and, subject to
Section 7.1.2, pay over to Hemley 50% of such receipts remaining after payment of costs incurred under or in connection with any Drilling Contract; and

(9) perform all other actions TDI deems necessary or appropriate in connection with the operation and maintenance of the Rig.

iv. Without the prior written approval of Buyers, TDI shall not take or cause to be taken any of the following actions with respect to the Rig:

(1) commence, initiate, compromise or settle any suit, action, litigation, arbitration or other proceeding relating the Rig or any Drilling Contract involving an amount in controversy exceeding USD25,000;

(2) subject to Section 7.5, sell, assign, transfer or dispose of all or any portion of its interest in the Rig; or

(3) mortgage, pledge, grant a security interest in or otherwise encumber the Rig or any portion thereof.

7.2  Buyers covenant and agree with TDI as follows:

i. to cooperate with all reasonable requests of TDI in connection with its management and operational activities under Section 7.1 hereof;

ii. to promptly pay its share of all costs as specifically provided elsewhere herein, except to the extent TDI reimburses itself as provided herein for Buyers' share of such costs out of proceeds received under any Drilling Contract;

iii. subject to Section 7.5, sell, assign, transfer or otherwise dispose of all or any portion its interest in the Rig; or

iv. mortgage, pledge, grant a security interest in or otherwise encumber the Rig or any portion thereof.

7.3 Hemley shall have a right of first refusal at all times to use the Rig in connection with its exploration activities. Without limiting the generality of the foregoing, promptly after such offer is received, TDI shall provide written notice to Hemley of any offer received from a third party to enter into a Drilling Contract with respect to the Rig. Hemley shall have the absolute right in its sole discretion to direct TDI not to enter into such Drilling Contract in the event the performance of such Drilling Contract would impair or delay any exploration activities to be conducted by or on behalf of Hemley. TDI may not enter into any Drilling Contract without the prior approval of Hemley.

7.4 In the event Hemley elects to use the Rig on any oil and gas prospect, concession, lease, license or other opportunity in which Hemley owns an interest (whether or not Hemley is operator thereof), TDI and Hemley will cooperate in good faith to develop the terms and conditions under which the Rig will be so utilized, including the costs to be charged to joint account or Hemley, as the case may be, for use of the Rig, which costs shall include a management fee payable to TDI in amounts to be agreed. Upon agreement of TDI and Hemley, such terms and conditions shall be memorialized in a management agreement to be attached as an addendum to this Agreement. Hemley shall be responsible for obtaining all permits and licenses required in connection with its exploration activities.

7.5 A party which desires to sell all or any portion of its interest in the Rig to a third party purchaser shall obtain from such third party purchaser a bona fide written offer to purchase such interest, stating the terms and conditions upon which such purchase is to be made and the consideration offered therefor. The selling party (the "Transferor") shall notify the other party in writing of its intention to sell and shall enclose a copy of the written offer (the "Transfer Notice"). The other party shall have the right to exercise a right of first refusal to purchase the interest proposed to be sold by the Transferor upon the same terms and conditions as stated in the aforesaid written offer by giving written notification to the Transferor within 10 business notice of receiving the Transfer Notice. The failure of the other party to notify the Transferor of its desire to exercise this right of first refusal within said 10 business day period shall result in termination of the right of first refusal and the Transferor shall be entitled to consummate the sale of its interest to such third party purchaser. In the event the other party timely notifies the Transferor of its intention to exercise the right of first refusal and to purchase the interest, the other party shall have the right to designate the time, date and place of closing, provided that the date of closing shall be within 45 days after receipt of the Transfer Notice. Notwithstanding the foregoing, no such sale shall be binding on the other party unless the third party purchaser agrees in writing to be bound by the terms of this Agreement.

7.6 In the event both Buyers and TDI elect to sell the Rig to a third party purchaser, the consideration received upon consummation of such sale shall be allocated equally between the parties.

8.  INDEMNIFICATION; SURVIVAL; CERTAIN COVENANTS
--------------------------------------------
8.1 Subject to written notice of such claim for indemnification being given to Buyers within the appropriate survival period referred to in Section 8.3, Buyers covenant and agree to indemnify, defend and hold harmless TDI and its officers, employees, agents, successors and assigns from and against all losses, damages, liabilities, deficiencies, obligations, costs and expenses (including reasonable legal fees and expenses) (herein, "Losses") to the extent resulting from or arising out of any breach of a representation or warranty of Buyers contained in this Agreement, or any nonperformance or breach of any covenant or agreement of Buyers. Notwithstanding anything to the contrary contained herein, no Buyer shall have any liability under this
Section 8.1 unless the aggregate of all Losses for which such Buyer would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to USD 25,000 and then only to the extent of such excess; provided that such Buyer shall not have any liability under this Section 8.1 to the extent the liability or obligation arises as a result of any action taken or omitted to be taken by TDI or any of its affiliates. TDI further acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to this Agreement and the transactions contemplated hereby (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Section 8.1. In furtherance of the foregoing, TDI hereby waives, from and after the Closing Date, to the fullest extent permitted under any applicable law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it or its affiliates may have against each Buyer and its affiliates arising under or based on any legal requirement or otherwise (except pursuant to the indemnification provisions of this Section 8.1).

8.2 Subject to written notice of such claim for indemnification being given to TDI within the appropriate survival period referred to in Section 8.3, TDI covenants and agree to indemnify, defend and hold harmless each Buyer, its affiliates and each of their respective officers, directors, employees, members, agents, successors and assigns from and against all Losses to the extent resulting from or arising out of (a) any breach of a representation or warranty of TDI contained in this Agreement, (b) the nonperformance or breach of any covenant or agreement of TDI contained in this Agreement, or (c) all obligations or liabilities of whatever kind and nature, primary and secondary direct or indirect, absolute or contingent, known or unknown, whether or not accrued, whether arising before on or after the Closing Date, arising out of ownership, operations or use of the Rig and associated equipment.

8.3 The representations and warranties made by Buyers in Sections 5.1 and 5.2 of this Agreement and the representations and warranties made by TDI in Sections 6.1, 6.2 and 6.4 of this Agreement shall survive the Closing without limitation. All other representations and warranties made by Buyers or TDI in or pursuant to this Agreement shall survive for a period of 12 months from the Closing Date. All covenants and agreements of Buyers and TDI contained in or made pursuant to this Agreement shall survive the Closing indefinitely and without limitation (except as may otherwise be expressly provided for by their terms). Any representation, warranty, covenant or agreement which is the subject of a claim or dispute asserted in writing prior to the expiration of the applicable above-stated periods shall survive with respect to such claim or dispute until the final resolution thereof.

8.4 All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses.

8.5 From time to time after the Closing Date, without further consideration, each of the parties will, at its own expense, execute and deliver or cause to be executed and delivered, such other instruments of conveyance, assignment, transfer and delivery as any other party may reasonably request to effect the purposes of this Agreement.

8.6 Except as required by applicable legal requirements, neither the Buyers nor TDI will issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other party, which approval shall not unreasonably be withheld.

9.  MISCELLANEOUS PROVISIONS
------------------------

9.1 This Agreement may be amended, modified or supplemented only by written agreement of the parties hereto.

9.2 Except as otherwise provided in this Agreement, any failure of any party hereto to comply with any obligation, covenant, agreement or condition herein may be waived by whichever of the parties is entitled to the benefits thereof only by a written instrument signed by such party granting the waiver but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any of the parties, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 7.2. Failure by any party to exercise any right, remedy or privilege shall be deemed a waiver of such party's rights, remedies or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time.

9.3 All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or by facsimile transmission (answer back received) or mailed by registered or certified mail (return receipt requested) postage prepaid to the parties at the following addresses:
     If to TDI:
        T.D. International, S.A.
        O/O 36 Qut Crescent
        Jurong Industrial Estate
        Singapore 629544
        Fax:  65-8620313
        Attn:  David Munns


     If to Hemley:

        Hemley Exploration Pty Ltd.
        Suite 3 BCH House
        174 Greenhill Road
        Parkside 5063
        South Australia
        Fax:  618-827-20533
        Attn:  John Naylor

     If to Mason:

        Mason Oil Company, Inc.
        P.O. Box 1566
        Sarasota, Florida 34230
        Fax:  941-351-3102
        Attn:  Paul B Ingram, President

Or to such other person or address as TDI or Buyer shall specify by notice in writing to the other. All such notices, requests, demands, waivers and communications shall be deemed to have been given and received on the date of delivery (or the date delivery is refused by the addressee upon presentation) or on the third business day after the mailing thereof except that any notice of a change of address shall be effective only upon the actual receipt thereof.

9.4 This Agreement, the other agreements contemplated hereby and the Schedules and Exhibits hereto constitute the entire agreement among the parties and supersede all prior agreements and understandings, oral and written among the parties with respect to the subject matter hereof.

9.5 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns but except as otherwise provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior consent of the other party, which consent shall not be unreasonably withheld. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.6 Any provision of this Agreement which after the Closing is held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall as to that jurisdiction be ineffective to the extent of such invalidity, illegality or unenforceability without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction provided that if any provision hereof or the application thereof shall be after the Closing so held to be invalid, void or unenforceable by a court of competent jurisdiction, then such court may substitute therefor a suitable and equitable provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid, void or unenforceable provision and if such court shall fail or decline to do so, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision.
This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
This Agreement and the legal relations between the parties with respect hereto shall be governed by and construed in accordance with the laws of the State of Utah without regard to the conflict of laws, rules thereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 13th day of November, 1997.

TDI:

TD INTERNATIONAL, S.A.


By: /s/ David A. Munns
    ------------------
Name: David A. Munns
      --------------
Title: Director
       --------



BUYERS:

HEMLEY EXPLORATION PTY LTD.


By: /s/ John L. Naylor
    ------------------
Name: John L. Naylor
      --------------
Title: Managing Director
       -----------------


MASON OIL COMPANY


By: /s/ Paul B. Ingram, President
     Paul B. Ingram, President

                                   EXHIBIT A
                                   ---------
                             THE RIG AND CONTRACTS
                                    Part I
Franks Cabot 1000 HP Drilling Rig
     Serial No: 31449

[BALANCE OF INFORMATION AND LIST OF ANCILLARY EQUIPMENT TO BE SUPPLIED]

                                    Part II
Contracts: [BALANCE OF INFORMATION TO BE SUPPLIED]

                                   EXHIBIT B
                                   ---------

                             FORM OF BILL OF SALE

                                 BILL OF SALE
                                 ------------

          THIS BILL OF SALE made as of the 13th day of November, 1997 is between TD INTERNATIONAL S.A., a Panama corporation with offices at 35 Gult Crescent, Singapore 629544 ("Seller") and HEMLEY EXPLORATION PTY. LTD., an Australian company with offices at Suite 3 BCH House, 174 Greenhill Road, Parkside 5063, South Australia ("Buyer").
          FOR GOOD AND VALUABLE CONSIDERATION, the receipt and adequacy of which are hereby acknowledged, Seller does hereby bargain, bargain, sell, assign, transfer and set over unto Buyer an undivided 50% of Seller's right, title and interest in and to the Franks Cabot 1000 HP Drilling Rig and associated components and equipment, all of which are more particularly described on Annex A hereto, and other inventory and spare, replacement or component parts relating thereto whether or not described on said Annex A (collectively, the "Rig"), and a corresponding interest in and to the warranty and service agreements more particularly described on Annex B hereto (the "Contracts").
          TO HAVE AND TO HOLD the same unto Buyer, its successors and assigns forever. Seller warrants title to the Rig and Contracts and further warrants that the Rig and Contracts are free and clear of liens, charges, mortgages, interests, rights, claims and encumbrances, and Seller agrees to defend Buyer and its successors and assigns against all persons or entities claiming or to claim any interest in the Rig or Contracts.
          Seller also assigns and transfers unto Buyer an undivided 50% of Seller's rights and privileges under and with respect to any and all warranties relating to the Rig, to the extent the same are assignable and transferable.
          This Bill of Sale is made and given pursuant to that Rig Sale, Purchase and Utilization Agreement by and among Seller, TDI International S.A., Buyer and Mason Oil Company, Inc. dated as of November 13, 1997 and the terms and conditions thereof, including representations and warranties with respect to the Rig and the Contract, are incorporated herein by this reference.
          IN WITNESS WHEREOF, Seller and Buyer have executed this Bill of Sale effective as of November 13, 1997.

                         SELLER:
                         TD INTERNATIONAL S.A.

                                   By:/s/ David A. Munns
                                   Name: David A. Munns
                              Title: Director


                         BUYER:
                         HEMLEY EXPLORATION
                         PTY. LTD.

                              By: /s/ John L. Naylor
                              Name: John L. Naylor
                              Title: Managing Director

                                   EXHIBIT C
                                   ---------

                         ADDITIONAL CLOSING DELIVERIES

     [TO BE SUPPLIED]

                                   EXHIBIT D
                                   ---------

                     RIG CONFIGURATION AND SPECIFICATIONS

     Schedule 5.2     [to be supplied]
Schedule 5.4     [to be supplied]
Schedule 6.2     [to be supplied]
Schedule 6.3     [to be supplied]